UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   Donald Boyd
   Small Town Radio, Inc.
   12600 Deerfield Parkway, Suite 100
   Alpharetta,  Georgia   30004

2. Issuer Name and Ticker or Trading Symbol
   Worldwide PetroMoly, Inc.
   (Symbol: "MOLY")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   October 2001

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   President and Secretary

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
     (Instr.3)             | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      | (Instr. 3,4, and 5)              |  Beneficially     |(D)or |      (Instr. 4)           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
                           |   (Instr. 8)|                  |   |           | (Instr.3 and 4)   |      |
____________________________________________________________________________|______________________________________________________|
Common Stock               |10/15/|A(1)| |  328,064         | A |  $0.05(1) |                   |D     |                           |
                           |2001  |    | |                  |(1)|           |                   |      |                           |
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Common Stock               |10/31/|A(1)| |  204,085         | A |  $0.05(1) |                   |D     |                           |
                           |2001  |    | |                  |(1)|           |                   |      |                           |
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Common Stock               |10/17/|S   | |   40,000         | D |  $0.045   |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/18/|S   | |   35,000         | D |  $0.045   |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/19/|S   | |   10,000         | D |  $0.10    |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/22/|S   | |   10,000         | D |  $0.10    |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/23/|S   | |   10,000         | D |  $0.10    |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/24/|S   | |   20,000         | D |  $0.13    |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/25/|S   | |    5,000         | D |  $0.12    |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/25/|S   | |   10,000         | D |  $0.125   |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/25/|S   | |    5,000         | D |  $0.15    |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/26/|S   | |   10,000         | D |  $0.14    |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/29/|S   | |   10,000         | D |  $0.14    |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/30/|S   | |   10,000         | D |  $0.125   |       398,542     |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |

___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
             (e.g. puts, calls, warrants, options, convertible securities)                                                  |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) These shares were issued to Mr. Boyd in lieu of compensation pursuant to the Company's Stock Incentive Plan.

SIGNATURE OF REPORTING PERSON
/s/ Donald Boyd

DATE
October 9, 2001